UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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AXT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AXT, INC.
4281 Technology Drive
Fremont, California 94538

April 29, 2005

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on June 28, 2005 at 10:00 a.m. Pacific Daylight Time, at 4281 Technology Drive, Fremont, California 94538.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of AXT by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement, you will not be receiving a proxy card and must vote electronically. A copy of our Annual Report on Form 10-K for fiscal year 2004 can be downloaded from our website at the Investor Relations page at www.axt.com or by sending us an email at ir@axt.com. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement.

We look forward to seeing you at the meeting.

Sincerely,

Philip C. S. Yin, Ph. D.
Chief Executive Officer

AXT, INC.
4281 Technology Drive
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD on June 28, 2005

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of AXT, Inc., which will be held on June 28, 2005 at 10:00 a.m., Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

1.                To elect two Class I directors to hold office for a three-year term and one class II director to hold office until the annual meeting to be held in 2006, and until their respective successors are elected and qualified.

2.                To ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.                To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 29, 2005, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

Ansar Qureshi
Secretary
April 29, 2005
Fremont, California

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED BY DELIVERING A LATER DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

AXT, INC.
4281 Technology Drive
Fremont, California 94538

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at the Annual Meeting of Stockholders to be held June 28, 2005, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy card are being mailed to our stockholders on or about May 16, 2005.

GENERAL INFORMATION

Annual Report.   Our Annual Report on Form 10-K for the year ended December 31, 2004 can be obtained from our website at www.axt.com or by sending us an email at ir@axt.com.

Voting Securities.   Only common stockholders of record as of the close of business on April 29, 2005, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,094,543 shares of our common stock, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Common stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this proxy statement. Our bylaws provide that a majority of all of the shares of our capital stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Our Series A Preferred Stock is not entitled to vote on any matter to be voted on by the stockholders, except as otherwise required by law, and is not entitled to vote at this meeting.

Abstentions and Broker Non-Votes.   Shares that are voted “Withheld” or “Abstain” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of the independent registered public accounting firm.

Solicitation of Proxies.   We will bear the cost of soliciting proxies. We will solicit stockholders by mail, through our regular employees, and will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons, and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation, although we will reimburse these individuals for any out-of-pocket expenses incurred. In addition, we have retained Regan & Associates, Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $3,500.

Voting of Proxies and Changing Your Vote.   All valid and executed proxies received prior to the meeting will be voted in accordance with the instructions made by the stockholder on the proxy. If no instructions are indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke the proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company at our principal offices located at 4281 Technology Drive, Fremont, California 94538, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holder will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the new meeting date as well, unless you have revoked your proxy instructions.

Voting by Telephone or the Internet.   If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save the company expense by voting your shares by telephone or the internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. When you vote by phone, your vote is recorded immediately. We encourage our stockholders to vote using this method whenever possible. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

Telephone voting procedures are valid under Section 212(c)(2) of the Delaware General Corporation Law.

Electronic Delivery of Stockholder Communications.   This year we are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on Form 10-K and the Proxy Statement via email notification as soon as these are available. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://www.axt.com/investor relations and enter information for all of your AXT stockholdings. Your enrollment will be effective until cancelled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K on the Internet under the “Investors” section of our website at www.axt.com. If you have questions about electronic delivery, please call the AXT Investor Relations department at: (510) 683-5900.

How To Obtain A Separate Set of Voting Materials.   To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement and proxy card to stockholders who share the same address. The Annual Report to Stockholders on Form 10-K will be sent to you electronically or by mail upon request. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 683-5900, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

Deadline for Receipt of Stockholder Proposals.   Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. For a stockholder proposal to be included in our proxy materials for the 2006 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 23, 2006. If a stockholder intends to submit a proposal or a nomination for director for our 2006 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in our bylaws not later than January 23, 2006, addressed to the Secretary at our principal executive offices. Our bylaws require that certain information with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website under the “Investors” section at www.axt.com.

Communicating with AXT.   You can obtain information about AXT by one of the following methods:

•       AXT’s home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2004 Annual Report to Stockholders on Form 10-K, and our letter to stockholders are located under the “Investors” section of our website at www.axt.com.

•       To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (510) 683-5900 or by email at: ir@axt.com.

For all other matters, please contact our Investor Relations at (510) 683-5900, or send your correspondence to the following address:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Attention: Investor Relations

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications under the “Investors” section of our website at www.axt.com. For more information, see “Electronic Delivery of Stockholder Communications.”

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

We have a classified Board of Directors, which currently consists of a total of five directors, two of whom are Class I directors, two of whom are Class II directors, and one who is a Class III director. Class I, Class II, and Class III directors serve until the annual meeting of stockholders to be held in 2005, 2006 and 2007, respectively. All directors serve until their respective successors are duly elected and qualified. At each annual meeting of the stockholders, directors in a class are elected for a term of three years to succeed the directors in that class whose terms expire at such annual meeting.

The term of our two Class I directors will expire on the date of the upcoming Annual Meeting of Stockholders. Accordingly, two persons are to be elected to serve as Class I directors. The Nominating and Governance Committee of the Board of Directors selected, and the Board of Directors approved, Messrs. Morris S. Young and David C. Chang, the current Class I members of the Board of Directors, as nominees for election at the Annual Meeting to Class I of the Board of Directors. If elected, Messrs. Morris S. Young and David C. Chang will serve as directors until our annual meeting of stockholders in 2008, and until their successors are elected and qualified. Effective April 22, 2005, Mr. Donald L. Tatzin resigned as a member of our Board of Directors, and the Board appointed Dr. Philip C.S. Yin as a Class II director to fill the vacancy created by Mr. Tatzin’s resignation. Accordingly, the stockholders are also asked to approve the appointment of Dr. Yin as a Class II director, to hold office until the annual meeting of stockholders in 2006, and until his successor is elected and qualified. If Messrs. Morris S. Young, David C. Chang and Philip C.S. Yin decline to serve or become unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for substitute nominees as the Board of Directors may designate, although we know of no reason why these nominees would be unable or unwilling to serve as directors.

Vote Required and Board of Directors’ Recommendation

If a quorum is present at the Annual Meeting of Stockholders, the nominees for Class I directors receiving the highest number of votes cast will be elected as Class I directors and the nominee for Class II director receiving the highest number of votes cast will be elected as a Class II director. Abstentions and broker non-votes will have no effect on the outcome of the vote. Shares of Series A Preferred Stock are not entitled to vote on this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE ELECTION OF DR. MORRIS S. YOUNG AND DR. DAVID C. CHANG AS CLASS I DIRECTORS OF THE BOARD OF DIRECTORS AND DR. PHILIP C.S. YIN AS A CLASS II DIRECTOR OF THE BOARD OF DIRECTORS.

Information About the Directors, Director Nominees and Executive Officers

The table below sets forth the names and certain information about our current directors, including the Class I nominees to be elected at this meeting, as well as our executive officers.

Name	Principal occupation with AXT	Age	Director since
Class I directors whose term expires at the 2005 Annual Meeting of Stockholders:
Morris S. Young	Chief Executive Officer, China Operations and Director	60	1989
David C. Chang	Director	63	2000
Class II directors whose term expires at the 2006 Annual Meeting of Stockholders:
Jesse Chen	Director	46	1998
Philip C. S. Yin	Chief Executive Officer and Director	63	2005
Class III director whose term expires at the 2007 Annual Meeting of Stockholders:
Leonard J. LeBlanc	Director	64	2003
Non-director executive officers:
Davis Zhang	President, China Operations	49
Wilson W. Cheung	Vice President, Chief Financial Officer	36

Members of the Board of Directors

Morris S. Young, Ph.D. co-founded AXT in 1986. He is our chief executive officer, China operations, and has served as one of our directors since 1989. Dr. Young has served as our chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

David C. Chang, Ph.D. has served as one of our directors since December 14, 2000. Dr. Chang has served as president of Polytechnic University in New York since 1994. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang is a member of board of directors of Fedders Corporation, a manufacturer of air treatment products, and a member of the board of directors and of the audit committee of Time Warner Cable, a subsidiary of Time Warner, Inc. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University in Taiwan.

Philip C. S. Yin, Ph.D. joined AXT as chief executive officer in March 2005 and was appointed to the Board of Directors on April 22, 2005. From 2003 to February 2005, Dr. Yin served as general manager for North America of AIXTRON Inc., the world’s leading manufacturer of MOCVD equipment used in the compound semiconductor industry. From 2002 to 2003, Dr. Yin was sole proprietor of Philip S. Yin Consulting, a consultant of semiconductor materials in areas of epitaxial deposition, silicon wafers and strategic business development. From 1999 to 2002, Dr. Yin was president of ATMI Epitaxial Services.

Prior to that, Dr. Yin held positions as senior vice president, sales and marketing of Crysteco, and director of sales for Mitsubishi Silicon America. Dr. Yin also held various positions with Monsanto Electronics Materials and IBM Thomas J. Watson Research Center. Dr. Yin holds a B.S. in physics from Villanova University and an M.S. and Ph.D. in material science from Brooklyn Polytechnic Institute. He is a member of the Electrochemical Society and the American Association for Crystal Growth. He is also a member of the Harley Davidson Advisory Panel.

Jesse Chen has served as chairman of the Board of Directors since May 2004 and has served as one of our directors since February 1998. Since May 1997, Mr. Chen has served as a managing director of Maton Venture, an investment company. From 1990 to 1996, Mr. Chen co-founded BusLogic, Inc., a computer peripherals company, and served as its chief executive officer. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

Leonard J. LeBlanc has served as one of our directors since April 2003. Mr. LeBlanc was the executive vice president and chief financial officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. Mr. LeBlanc served as the acting chief financial officer and vice president of corporate development for Ebest, Inc., a privately held applications software company from February 2001 to September 2003. From March 1996 to July 1997, Mr. LeBlanc was the executive vice president of finance and administration and chief financial officer at Infoseek Corporation, an internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as senior vice president, finance and administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as executive vice president, finance and administration and chief financial officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc is a member of the board of directors and chair of the audit committee of Oplink Communications, Inc., a provider of optical manufacturing solutions and optical networking components. Mr. LeBlanc received his B.S. and M.S. degrees from the College of Holy Cross, and his masters degree in finance from George Washington University.

Non-Director Executive Officers

Davis Zhang co-founded AXT in 1986. He is our president, China operations, and has served as senior vice president, production from January 1994 until August 1999, as president of the substrate division from August 1999 to 2003 and as senior vice president of production since 2003. From 1987 to 1993, Mr. Zhang served as our senior production manager. Mr. Zhang holds a B.S.degree in mechanical engineering from Northern Communication University, Beijing, China.

Wilson W. Cheung joined AXT as vice president, corporate controller in May 2004 and was promoted that same month to chief financial officer. From February 2001 to April 2004, Mr. Cheung was corporate controller of interWAVE Communications International Ltd. (now Alvarion, Ltd.), a publicly traded manufacturer of wireless voice and data communications systems. From 2000 to 2001, Mr. Cheung was senior finance manager of Yahoo! Inc., a global Internet products and services provider. Mr. Cheung spent more than eight years, from 1991 to 1999, in public accounting with KPMG and Deloitte & Touche, and served as a senior manager in Deloitte’s San Francisco office from 1997 to 1999. From 1999 to 2000, Mr. Cheung served on the Board of Directors of the Hong Kong Association of Northern California. Mr. Cheung is a California certified public accountant, and a member of the AICPA, California Society of CPAs and the Financial Executives International. Mr. Cheung holds a B.A. in Economics/Business from the University of California, Los Angeles.

Board of Directors’ Committees and Meetings

During the fiscal year ended December 31, 2004, the Board of Directors held nine (9) meetings, the Audit Committee of the Board held twelve (12) meetings, the Compensation Committee of the Board held five (5) meetings, and the Nominating and Governance Committee held one (1) meeting. The functions of each committee are described below. Each of these committees operates under a written charter approved by the Board. A copy of each charter can be found under the “Investors” section of our website at www.axt.com. No director attended fewer than 75 percent of the total number of meetings of the Board, or of any committee of the Board of which he was a member.

The Board of Directors has determined that a majority of the Directors of the Board are “independent,” as the term is defined by applicable Nasdaq listing standards and SEC rules. Dr. Yin and Dr. Young are non-independent directors because of their current employment as senior executive officers of AXT.

Audit Committee

The members of the Audit Committee during 2004 were David C. Chang, Jesse Chen and Leonard LeBlanc. The Board has determined that all Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations. The Board of Directors has determined that Mr. Leonard LeBlanc and Mr. Jesse Chen are “audit committee financial experts” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

•       overseeing the accounting, financial reporting and audit processes;

•       reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;

•       reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

•       reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

•       reviewing our internal controls.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review the Company’s critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm and with the Chief Executive Officer. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

For additional information concerning the Audit Committee, see “Report of the Audit Committee” and “Principal Accounting Firm Fees.”

Compensation Committee

The members of our Compensation Committee during 2004 were David C. Chang, Jesse Chen, and Leonard LeBlanc. The Board has determined that all members of the Compensation Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Compensation Committee reviews and determines the salary and bonuses and other compensation paid to and stock option grants made to all executive officers of the Company including the Chief Executive Officer, and of the Directors, establishes the criteria upon which bonuses and other incentive compensation is paid, reviews and evaluates the performance of the Chief Executive Officer, approves all severance, retention, change of control or similar agreements between the Company and an executive officer, and performs such other functions regarding compensation as the Board may delegate. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Nominating and Governance Committee

The members of our Nominating and Governance Committee during 2004 were David Chang, Jesse Chen, and Leonard LeBlanc. The Board has determined that all members of the Nominating and Governance Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis, the adequacy of the corporate governance principles applicable to the Company, overseeing the evaluation of the Board of Directors and committees of the Board, and adopting and approving a Code of Business Conduct and Ethics.

Director Qualifications.   The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•       the appropriate size of the Company’s Board of Directors and its Committees;

•       the perceived needs of the Board for particular skills, background and business experience;

•       the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•       nominees’ independence from management;

•       applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•       the benefits of a constructive working relationship among directors; and

•       the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Governance Committee believes that it is preferable that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders.

Identification and Evaluation of Nominees for Director.   The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Governance Committee. Research may also be performed to identify qualified individuals. The Company engaged Schweichler, Price and Partners to help identify and evaluate candidates for chief executive officer, leading to the appointment of Dr. Philip C.S. Yin as chief executive officer in March 2005 and as a member of the Board of Directors in April 2005. The Company paid Schweichler, Price & Partners a fee of $120,000 plus expenses.

The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•       the candidate’s name, age, contact information and present principal occupation or employment;

•       a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•       a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Nominating and Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Committee’s judgment best suit the needs of the Board at that time.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, none of our executive officers and no member of our Compensation Committee served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Annual Meeting Attendance

The Company’s policy is to encourage attendance by members of the Board of Directors at our annual meetings of stockholders All of our Directors attended our 2004 Annual Meeting.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, our Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other principal accounting officer, which is available on our website under the “Investors” section at www.axt.com. In addition, we will provide a copy of the Code of Business Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics applicable to an executive officer or director on our website at www.axt.com, on the “Investors” section.

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Burr, Pilger & Mayer LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2005. The decision of the Board of Directors was based on the recommendation of the Audit Committee. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 2004. A representative of Burr, Pilger & Mayer LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of AXT and its stockholders. If the stockholders do not ratify the appointment of Burr, Pilger & Mayer LLP, the Board of Directors may reconsider its selection.

The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, will be required to ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm. Shares of Series A preferred stock shall not be entitled to vote on this matter. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed or to be billed to AXT for the last two fiscal years ended December 31, 2004 and 2003, by our principal auditing firms, Burr, Pilger & Mayer LLP, and PricewaterhouseCoopers LLP, respectively:

	2004	2003
Audit Fees—Burr, Pilger & Mayer LLP	$206,975	$—
Audit Fees—PricewaterhouseCoopers LLP	$66,954	$312,100
Audit-Related Fees—Burr, Pilger & Mayer LLP	$—	$—
Audit-Related Fees—PricewaterhouseCoopers LLP	$—	$2,700
Tax Fees	$—	$—
All Other Fees—PricewaterhouseCoopers LLP	$41,765	$9,000

Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  This category includes work performed to certify elements of our financial statements for a report we were required to submit to an environmental regulatory agency.

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, none of which were provided by Burr, Pilger & Mayer LLP, or PricewaterhouseCoopers LLP to us during 2004 or 2003.

All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2004, this category included fees related to a review by PricewaterhouseCoopers LLP in connection with our  investigation into product testing practices and procedures. In fiscal 2003, this category included fees related to a response to a subpoena issued to PricewaterhouseCoopers LLP in a legal proceeding involving AXT.

Review of Auditor Independence

The Audit Committee has determined that none of the services rendered by Burr, Pilger & Mayer LLP is incompatible with maintaining Burr, Pilger & Mayer LLP’s independence as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2005, certain information with respect to the beneficial ownership of the Company’s common stock by:

•       each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•       each of our directors and director nominees;

•       each of our executive officers named in the Summary Compensation Table below; and

•       all executive officers and directors of AXT as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 31, 2005, including upon exercise of stock options; however, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership is based upon 23,151,743 shares of common stock outstanding on March 31, 2005.

	Shares Owned
Name and Address of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707(1)	3,225,000	13.93%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401(2)	1,193,413	5.15%
Morris S. Young(3)	1,883,417	8.06%
Philip Yin	—	—
Davis Zhang(4)	438,623	1.87%
Donald L. Tatzin(5)	177,421	*
Jesse Chen(6)	87,084	*
David Chang(7)	52,916	*
Leonard LeBlanc(8)	23,958	*
Wilson W. Cheung(9)	22,500	*
All directors and executive officers as a group (8 persons)(10)	2,685,919	11.23%

*                    Less than 1%

(1)          Based on a Schedule 13G filed by State of Wisconsin Investment Board, a public pension fund, with the SEC on February 8, 2005. State of Wisconsin Investment Board has sole voting power and sole dispositive power over all of the shares.

(2)          Based on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. with the SEC on February 9, 2005. Includes 1,193,413 shares beneficially owned by Dimensional Fund Advisors Inc., an investment advisor., as a result of its serving as an investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). According to the Schedule 13G/A. in its roles as investment advisor or manager, Dimensional Fund Advisors Inc. possesses investment and/or voting power over the securities of AXT that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of AXT held by the Funds. However, all such shares of AXT are owned by the Funds. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares of AXT.

(3)          Includes 683,571 shares held by the Morris & Vicke Young Trust, 975,200 shares held by the Morris Young Family Ltd. Partnership, and 204,646 shares subject to options exercisable within 60 days of March 31, 2005. Also includes 20,000 shares held jointly by George Liu, Morris Young’s father-in-law, and Vicke Young, Morris Young’s spouse, of which Morris Young disclaims beneficial ownership.

(4)          Includes 42,352 shares directly held by Davis Zhang, 100,300 shares held jointly by Davis Zhang and Christina Li, Mr. Zhang’s spouse, 16,000 shares held by Mr. Zhang’s minor children and 279,971 shares subject to options exercisable within 60 days of March 31, 2005.

(5)          Includes 128,271 shares subject to options exercisable within 60 days of March 31, 2005. Mr. Tatzin resigned as our interim chief executive officer in March 2005 and as a member of our Board of Directors in April 2005.

(6)          Includes 68,750 shares subject to options exercisable within 60 days of March 31, 2005.

(7)          Includes 44,583 shares subject to options exercisable within 60 days of March 31, 2005.

(8)          Includes 15,625 shares subject to options exercisable within 60 days of March 31, 2005.

(9)          Includes 22,500 shares subject to options exercisable within 60 days of March 31, 2005.

(10)   Includes 764,346 shares subject to options exercisable within 60 days of March 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of common stock to officers and other employees, directors, and consultants. These consist of the 1993 Stock Option Plan, the 1997 Stock Option Plan and the 1998 Employee Stock Purchase Plan, all of which have been approved by stockholders. The 1993 Stock Option Plan expired in 1998, and no options have been granted under that plan since 1998. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2004:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders
1993 Stock Option Plan	30,000	$7.00	None
1997 Stock Option Plan	2,310,185	$2.70	2,148,598
1998 Employee Stock Purchase Plan	N/A	N/A	110,541
Equity compensation plans not approved by stockholders; none	N/A	N/A	N/A
Total	2,340,185		2,259,139

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information for the last three fiscal years concerning the total compensation of our chief executive officer and our other executive officers (the “Named Executive Officers”) for services rendered in all capacities during the last fiscal year:

Summary Compensation Table

					Long term compensation awards
					Securities	All
	Annual Compensation				Underlying	Other
Name and principal position	Year	Salary	Bonus(1)		Options(2)	Compensation(3)
Donald L. Tatzin	2004	$186,382	$18,059	(6)	60,000	$7,213
Interim Chief Executive	2003	155,545	—		110,500	6,688
Officer(4)	2002	134,880	—		72,000	6,214
Morris S. Young	2004	$212,761	$15,283	(7)	50,000	$10,075
Chief Executive Officer, China	2003	212,001	—		149,500	9,214
Operations	2002	180,224	—		126,000	7,884
Davis Zhang	2004	$219,102	$15,600	(8)	50,000	$8,690
President, China Operations	2003	197,870	—		172,900	8,535
	2002	168,077	—		108,000	7,868
Wilson W. Cheung	2004	$103,112	$20,745	(9)	97,000	$2,630
Vice President, Chief Financial	2003	—	—		—	—
Officer(5)	2002	—	—		—	—

(1)          Bonuses are based on performance of the Company as well as each executive’s individual contribution. See “Report of the Compensation Committee on Executive Compensation.”

(2)          During the first three months of 2004 Dr. Young voluntarily canceled 230,000 unexercised options granted to him during 1999, 2000 and 2001, Mr. Zhang voluntarily canceled 266,000 unexercised options granted to him during 1999, 2000 and 2001 and Mr. Tatzin voluntarily canceled 175,000 unexercised options granted to him during 2000 and 2001.

(3)          Represents premiums paid by us for life insurance coverage and 401(k) matching contributions.

(4)          Mr. Tatzin became interim chief executive officer in May 2004 and resigned as interim chief executive officer in March 2005 and as a member of the Board of Directors in April 2005. Mr. Tatzin was senior vice president and chief financial officer from August 2000 to May 2004. The Company entered into a consulting agreement with Mr. Tatzin on April 22, 2005, whereby Mr. Tatzin will continue to consult with the chief executive officer and Board of Directors through December 31, 2005. The Company will pay Mr. Tatzin a consulting fee of $50,000, and accelerate the vesting of all unvested options as of the termination or expiration of the consulting agreement.

(5)          Mr. Cheung joined AXT, Inc. in May 2004 as vice president, corporate controller and was promoted to chief financial officer in the same month.

(6)          Includes $6,784 in bonuses awarded for the fourth quarter of 2004 but not paid until March 2005.

(7)          Includes $11,908 in bonuses awarded for the fourth quarter of 2004 but not paid until March 2005.

(8)          Includes $7,350 in bonuses awarded for the fourth quarter of 2004 but not paid until March 2005.

(9)          Includes $18,045 in bonuses awarded for the fourth quarter of 2004 but not paid until March 2005.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2004 to the Named Executive Officers. All of these options were granted under our 1997 Stock Option Plan and have a term of ten years:

	Individual Grants
	Number of Shares Underlying Options		Percent of Total Options Granted to Employees in Fiscal	Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted(2)		Year(3)	Share(4)	Date	5%	10%
Donald L. Tatzin	60,000	(5)(6)	10.00%	$1.18	8/13/14	$44,526	$112,837
Morris S. Young	50,000	(5)	8.33%	$1.18	8/13/14	$37,105	$94,031
Davis Zhang	50,000	(5)	8.33%	$1.18	8/13/14	$37,105	$94,031
Wilson W. Cheung	90,000	(7)	15.00%	$2.24	5/17/14	$126,785	$321,298
	7,000	(5)	1.17%	$1.18	8/13/14	$5,195	$13,164

(1)          Potential realizable values are net of exercise price, but before taxes associated with exercise, and are based upon the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the exercise price and sold at the end of the option term, at the appreciated price. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date.

(2)          Shares subject to options generally vest and become exercisable in installments, subject to the optionee’s continued employment or service. Under the terms of our 1997 Stock Option Plan, the administrator retains discretion, subject to limits, to modify the terms of outstanding options and to re-price outstanding options.

(3)          Based on total options to purchase 600,150 shares of our common stock granted to all employees during the fiscal year ended December 31, 2004.

(4)          All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing sales price as reported on the Nasdaq National Market on the date of grant.

(5)          Options vest 25% on the one year anniversary of the date of grant and then in equal monthly installments over the following 36 months.

(6)          The Company entered into a consulting agreement with Mr. Tatzin on April 22, 2005, whereby Mr. Tatzin will continue to consult with the chief executive officer and Board of Directors through December 31, 2005. The Company will accelerate the vesting of all unvested options as of the termination or expiration of the consulting agreement.

(7)          Options vest 25% on the one year anniversary of the date of grant and then in equal monthly installments over the following 36 months.

AGGREGATE OPTION EXERCISES FOR FISCAL 2004 AND FISCAL 2004 YEAR-END VALUES

The following table provides specified information concerning exercises of options to purchase our common stock during fiscal 2004, and unexercised options held as of December 31, 2004, by the Named Executive Officers:

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options as of 12/31/04		Value of Unexercised in-the- Money Options as of 12/31/04(1)
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald L. Tatzin(3)	—	—	109,260	138,240	$13,352	$32,748
Morris S. Young(4)	—	—	175,948	169,552	$18,065	$31,835
Davis Zhang(5)	—	—	250,710	170,190	$20,892	$33,688
Wilson W. Cheung	—	—	—	97,000	—	$2,800

(1)          Calculated on the basis of the fair market value of the underlying securities as of December 31, 2004 of $1.58 per share, as reported as the closing price of our common stock on the Nasdaq National Market, less the aggregate exercise price. The value of Unexercised in-the-Money Options is calculated by multiplying the difference between the market value (closing market price) and exercise price at fiscal year end by the number of options held at fiscal year end.

(2)          Calculated by multiplying the difference between the market value (closing market price) at the exercise date and the exercise price by the number of shares acquired upon exercise.

(3)          During the first three months of 2004 Mr. Tatzin voluntarily canceled 175,000 unexercised options granted to him during 2000 and 2001. The Company entered into a consulting agreement with Mr. Tatzin on April 22, 2005, whereby Mr. Tatzin will continue to consult with the chief executive officer and Board of Directors through December 31, 2005. The Company will accelerate the vesting of all unvested options as of the termination or expiration of the consulting agreement.

(4)          During the first three months of 2004 Dr. Young voluntarily canceled 230,000 unexercised options granted to him during 1999, 2000 and 2001.

(5)          During the first three months of 2004 Mr. Zhang voluntarily canceled 266,000 unexercised options granted to him during 1999, 2000 and 2001.

No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during fiscal 2004 to any Named Executive Officer. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any Named Executive Officer.

Compensation of Non-Employee Directors

During 2004, each of our non-employee directors received an annual retainer of $25,000 which covers fees and committee attendance. In lieu of making grants of stock options to non-employee directors, in 2004 we paid each non-employee director the sum of $10,000. In addition, each non-employee director was reimbursed for reasonable expenses incurred.

The non-employee directors are eligible to receive option grants pursuant to our 1997 Stock Option Plan. Options granted to non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Other than one Form 4 for each of Messrs. Tatzin, Young, Zhang and Cheung each relating to one transaction that was not timely filed, based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in fiscal 2004.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On November 22, 2002, the Board of Directors, on the recommendation of the Compensation Committee, adopted a second form of standard stock option agreement for use in connection with grants of stock options made to employees pursuant to our 1997 Stock Option Plan. This form of standard agreement provides that in the event of a “change in control,” as defined therein, and termination of employment or resignation for “good reason” as defined therein, of the individual’s employment, within twelve months after the change in control, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation. Options granted to all of our employees during 2002, 2003 and 2004, including options granted to our executive officers and directors, include these provisions which provide for acceleration in full upon a change of control event in which the employee is terminated or constructively dismissed within 12 months after the change in control. Options granted to our directors accelerate in full upon the change in control event, whether or not there is a termination of their service to the Company. All options so accelerated remain exercisable for the earlier of the term of the option or six months after the effective date of the termination. On August 13, 2004, our executive officers, Messrs. Young, Zhang, Tatzin and Cheung were granted stock options for 50,000, 50,000, 60,000 and 7,000 shares respectively, under our 1997 Stock Option Plan and subject to a stock option agreement that includes this acceleration provision. On May 17, 2004, our Chief Financial Officer, Mr. Cheung was granted stock options for 90,000 under our 1997 Stock Option Plan and subject to a stock option agreement that includes this acceleration provision.

Effective March 29, 2005, the Compensation Committee approved an Agreement Respecting Severance Payment (the “Severance Agreement”) between the Company and Morris S. Young, Chief Executive Officer, China Operations for the Company. The Severance Agreement provides that if Dr. Young is terminated by the Company without Cause (as defined therein) on or before December 31, 2006, he shall receive a separation bonus in the gross amount of two times his salary. If Dr. Young resigns or is terminated by the Company without Cause on or after January 1, 2007, he shall receive a separation bonus in the gross amount of two times his salary, as well as any other separation payments that the Company may make available to other management employees.

In connection with the appointment of Dr. Philip C.S. Yin as chief executive officer in March 2005, the Company entered into an agreement with Dr. Yin providing that if his employment with the Company is terminated without cause, or if Dr. Yin terminates his employment as a result of a defined constructive termination, he shall be eligible to receive continuing payment of his last base salary and COBRA benefits for one year after such termination. If, after a change in the Company’s control, Dr. Yin’s employment is terminated without cause or as a result of a defined constructive termination, the balance of any unvested portion of outstanding options held by him shall become immediately vested in full.

Effective April 22, 2005, the Company entered into a consulting agreement with Mr. Donald L. Tatzin whereby Mr. Tatzin will provide consulting services to the Board of Directors and the chief executive officer of the Company through December 31, 2005. Under the terms of the consulting agreement, the Company will pay Mr. Tatzin a consulting fee of $50,000. All outstanding options held by Mr. Tatzin will continue to vest through December 31, 2005, and any options that are unvested as of the termination or expiration of the consulting agreement will accelerate such that they will become fully vested and exercisable. In addition, the exercise period of all outstanding stock options held by Mr. Tatzin has been extended to December 31, 2007.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

During fiscal year 2004, the Compensation Committee was comprised of David C. Chang, Jesse Chen (Chair), and Leonard LeBlanc, each a non-employee member of the Board of Directors. The Compensation Committee is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and approves option grants to our executive officers under our 1997 Stock Option Plan. The objectives of the Compensation Committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success.

As the industry in which the Company operates can be extremely competitive, the Compensation Committee believes that the compensation programs for executive officers should be designed to retain and motivate talented executives responsible for the success of the Company, and should be determined within the competitive environment within which the Company is situated and based on the achievement of business objectives, individual contribution, and financial performance. The Compensation Committee’s goals are to provide a total compensation package that considers the compensation practices of companies with which the Company competes for executive officers, provides variable compensation that is linked to achievement of financial, division, and individual performance goals, and aligns the interests of the executive officers with those of the company by providing them with an equity stake in the Company. The components of the Company’s compensation policies for executive officers consists of base salary and benefits, bonuses and long-term stock option incentives.

Salary

The Compensation Committee annually assesses the performance and sets the salary of the Company’s chief executive officer and president, including Morris S. Young who was chief executive officer until May 2004, and Donald L.Tatzin, who was interim chief executive officer from May 2004 through March 2005, as well as the Company’s other executive officers. At the beginning and midpoint of the fiscal year, base salaries are established by the Board of Directors based on competitive compensation data, an evaluation of the executive’s job responsibilities, experience, individual performance and contributions to the business, as well as the financial results and performance of the Company for the current and future fiscal year.

The Board’s decision with regard to the compensation of its chief executive officer was based on compensation paid to executive officers of comparably sized companies, as well as advice received from the independent search firm retained to aid in the identification and evaluation of candidates for chief executive officer. In addition, the Compensation Committee considers certain incentive objectives based on the Company’s performance as it relates to revenue levels and earnings per share levels.

In determining the salaries for the Company’s other executive officers, the Compensation Committee reviews recommendations from the chief executive officer, which includes information from salary surveys, performance evaluations and the financial condition of the Company. The Compensation Committee also establishes both financial and operational-based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparably sized companies.

For more information regarding the compensation and employment arrangements of the chief executive officer and other executive officers, see “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

Bonuses

Incentive bonuses are intended to reflect the Board’s belief that a significant portion of the compensation of each executive officer should be contingent on the performance of the Company, as well as the individual contribution of each executive officer. The Compensation Committee believes that this type of bonus program, in which bonuses are based on AXT attaining strategic and financial goals and other corporate and individual objectives set by the Compensation Committee, properly aligns the interests of the executive officer with the interests of our stockholders. We administer a bonus program by which each of our executive officers can earn a cash bonus, determined and payable quarterly. Under this program, the Compensation Committee sets a level of performance for AXT based on the above measures, which must be attained before any bonuses are awarded. The Compensation Committee establishes an amount that may be awarded to each of our executive officers. In consultation with the chief executive officer, the Compensation Committee semi-annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In 2004, approximately $69,687 of cash bonuses were granted to executive officers, of which $44,087 was paid in March 2005. The Compensation Committee authorized the Company to grant bonuses of up to $50,000 to non-executive officers.

Stock Options

The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for our stockholders and, therefore, periodically grants stock options under our stock option plan. Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price. It is the belief of the Board that stock options directly motivate an executive to maximize long-term stockholder value.

The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the interim chief executive officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to each executive officer. Option grants vest in accordance with vesting schedules determined for each grant as appropriate to assist in retaining and motivating key employees, although they generally vest 25% on the one year anniversary of the date of grant and in equal monthly installments over the next three years. During fiscal 2004, the Compensation Committee approved option grants to Messrs. Tatzin, Young, Zhang and Cheung for 60,000 shares, 50,000 shares, 50,000 shares and 97,000 shares respectively.

Compensation of Chief Executive Officer

Donald L. Tatzin served as the Company’s interim chief executive officer from May, 2004 to March 2005. The Compensation Committee reviewed Mr. Tatzin’s performance with regard to performance objectives set by the Board of Directors in 2004, weighted among specific personal and corporate objectives, in determining his eligibility for bonus compensation. Mr. Tatzin was granted a $18,059 cash bonus for 2004, of which $6,874 was paid in March 2005. The Board of Directors granted Mr. Tatzin options to purchase 60,000 shares of AXT’s common stock on August 13, 2004. Dr. Philip C.S. Yin was appointed chief executive officer in March 2005 at a salary of $220,000 per annum and a housing and car allowance. Dr. Yin is also eligible to participate in the executive bonus plan approved by the Compensation Committee at a target annual bonus of $100,000, and was granted options to purchase 240,000 shares of common stock of the Company. These options vest over four years at the rate of 25% on the one year anniversary of the date of grant, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months. See also “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” for a discussion of the employment agreement with Dr. Yin.

Section 162(m) of the Internal Revenue Code

The Company has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company’s interim chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1997 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year.

Respectfully submitted by the Compensation Committee
Jesse Chen, Chair
David C. Chang
Leonard J. LeBlanc

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the quality of our financial statements and our financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Burr, Pilger & Mayer LLP, independent registered public accounting firm, is responsible for expressing an opinion as to the conformity of our audited financial statements with U.S. generally accepted accounting principles. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. In addition, Mr. LeBlanc and Mr. Chen are “audit committee financial experts” as such term is defined in the rules of the Securities and Exchange Commission. A copy of the charter for the Audit Committee is posted on the Company’s website at www.axt.com under the “Investor Relations” section.

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed and reviewed with the independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Burr, Pilger & Mayer LLP, with and without management present, to discuss the overall scope of Burr, Pilger & Mayer LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including a review of both audit and non-audit fees, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Respectfully submitted by the Audit Committee
Leonard J. LeBlanc, Chair
David C. Chang
Jesse Chen

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of AXT under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AXT specifically incorporates such information by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

We entered into an operating lease in July 2001 for warehouse space in Fremont, CA with 4160 Business Center, LLC, a real estate holding company, in which Davis Zhang, the president of our China operations, is the sole shareholder. Lease payments to 4160 Business Center, LLC were approximately $121,000 for the three months ended March 31, 2003. In April of 2003, Mr. Zhang sold this warehouse to a party unrelated to the Company. We began leasing this warehouse from the new owner on the date of sale. Mr. Zhang will continue to hold a $3.7 million note on the property through April 2005.

See also the discussion under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” above.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return to the stockholders of the Company on our common stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Electronic Components Index for the period commencing December 31, 1999, and ending December 31, 2004(1).

The information contained above under the captions “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee of the Board of Directors,” and “Comparison of Stockholder Return” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Ansar Qureshi
Secretary

April 29, 2005

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope or complete the proxy electronically or by phone as described in any materials provided to you by your bank or brokerage firm so that your shares may be represented at the Annual Meeting.

AXT, INC.
Proxy for 2005 Annual Meeting of Stockholders
Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Philip C. S. Yin and Wilson W. Cheung, and each of them, as his or her true and lawful agents and proxies with full power of substitution and hereby authorizes them to represent the undersigned and to vote all of the shares of stock in AXT, Inc. which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at 4281 Technology Drive, Fremont, California on June 28, 2005 at 10:00 a.m. Pacific Daylight Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in AXT’s proxy statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote FOR the following proposals is recommended by the Board of Directors:

1.

Election of directors listed below.

Nominees: Morris S. Young and David C. Chang for election as class I directors, and Philip C.S. Yin for election as class II director.

	☐	FOR		☐	WITHHELD

☐

INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s)
of the nominee(s) in the space provided.

2. To ratify the appointment of Burr, Pilger & Mayer LLP as AXT’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

	☐	FOR	☐	WITHHELD	☐	ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted at the Annual Meeting and any continuations or adjournments thereof in the manner directed herein.  If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Burr, Pilger & Mayer LLP as independent registered public accounting firm, or as said proxies deem advisable on such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AXT, INC.

Dated	, 2005
(Be sure to date Proxy)

Signatures(s)

Print Name(s)

Sign exactly as your name(s) appears on your stock certificate.  If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy.  If shares of stock are held of record by a corporation, please print the full corporate name and indicate capacity of duly authorized officer executing on behal of the corporation.  If signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.  Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title.  Please date the proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.  If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save the company expense by voting your shares by telephone or the internet twenty-four hours a day, seven days a week.  The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.